ITEM 28(h)(iv) - Consent to Assignment of Lending Agreement for Midas Fund.

CONSENT TO ASSIGNMENT

This Consent to Assignment is dated October 12, 2012, by and between BNP Paribas, acting through its New York Branch (“BNP”) and Midas Fund, Inc. (“Fund”).

WHEREAS, BNP, on behalf of itself and as agent for any and all branches of BNP, and any of the current and future subsidiaries, parents, affiliates, divisions, officers, directors, agents and/or employees of such entities, either collectively or individually, as the context requires (“BNPP Entities”) and the Fund have entered into the BNPP NY Lending Agreement (“Agreement”) dated March 29, 2012; and

WHEREAS, pursuant to the Agreement and Plan of Reorganization (“Reorganization Agreement”) by and between the Fund and Midas Series Trust (“Trust”) on behalf of Midas Fund, a segregated portfolio of assets thereof (“New Fund”), dated October 1, 2012, the Fund will transfer all of its Assets to the New Fund as of the Effective Time1; and

WHEREAS, the Fund wishes to assign its contractual rights and obligations under the Agreement to the Trust.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, BNP and the Fund agree as follows:

1.  Consent to Assignment.  The Fund may assign its contractual rights and obligations under the Agreement to the Trust, effective October 12, 2012.

1 Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Reorganization Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Consent to Assignment to be executed as of the date first written above.

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

By: /s/ M. Andrews Yeo
Name: M. Andrews Yeo
Title: Managing Director

By: /s/ Christopher J. Innes
Name: Christopher J. Innes
Title: Managing Director

MIDAS FUND, INC.

By: /s/ John F. Ramírez
Name: John F. Ramírez
Title: Vice President